Exhibit 99.1

VICI PROPERTIES INC. TO ACQUIRE REAL ESTATE ASSETS OF MARGARITAVILLE

RESORT CASINO AND LEASE TO PENN NATIONAL GAMING

– Acquiring Market Leading Bossier City Resort at an 8.9% Capitalization Rate –

– Diversifying Tenant Roster with Long-Term Penn National Relationship –

– Acquisition Expected to be Immediately Accretive –

NEW YORK, NY—June 19, 2018 – VICI Properties Inc. (NYSE: VICI) (together with its affiliates, “VICI Properties” or the “Company”), an experiential real estate investment trust (“REIT”), today announced that it has entered into definitive agreements pursuant to which VICI will acquire the land and real estate assets of the Margaritaville Resort Casino, located in Bossier City, Louisiana (“Margaritaville Resort Casino”), for approximately $261 million in cash, and Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Tenant”) will acquire the operating assets of the Margaritaville Resort Casino for approximately $115 million in cash. The aggregate purchase price payable in connection with the acquisition of the real property and operations of the Margaritaville Resort Casino is approximately $376 million in cash.

Simultaneous with the closing of this transaction, Penn National will enter into a triple-net lease agreement with the Company. The lease will have an initial total annual rent of approximately $23 million and an initial term of 15 years, with four 5-year renewal options. The rent coverage ratio in the first year after closing is expected to be 1.9x and the Tenant’s obligations under the lease will be guaranteed by Penn National.

Ed Pitoniak, Chief Executive Officer of VICI Properties, said, “We are very excited to announce the addition of Margaritaville Resort Casino to our growing portfolio of market-leading gaming, hospitality and entertainment destinations at an attractive cap rate. In addition, VICI is proud to partner with Penn National to strengthen our existing footprint in the Shreveport-Bossier region, and this partnership represents the first step in our strategy to diversify our roster of best-in-class gaming operators. As the newest casino to the Bossier/Shreveport market, the property has shown exceptional performance, and is now one of the market leaders in the region. This transaction demonstrates the Company’s ability to source and execute accretive deals that bring value to our shareholders by providing alternative financing solutions to third party operators seeking to grow their business.”

Built in 2013, Margaritaville Resort Casino is the premier venue for gaming, lodging, dining and entertainment experiences in Northern Louisiana. The property comprises approximately 4 acres of fee land and nearly 30 acres of leased land. The hotel and casino built on the fee land contain approximately 26,500 square feet of casino space featuring 1,215 slots and 50 tables, 395 hotel rooms, an island-style escape theme, 6 restaurants and food and beverage outlets and a 15,000 square foot 1,000-seat theater. Approximately 1,500 parking spaces are located on the leased land.

The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in the second half of 2018. Dependent on timing of closing, the Company expects to fund the purchase with cash on its balance sheet, or with a combination of cash and draws upon its credit facility.

Goldman Sachs & Co. LLC is acting as financial advisor, Kramer Levin Naftalis & Frankel LLP is acting as legal advisor and ICR, LLC is acting as communications advisor, to VICI Properties for the transaction described herein.

About VICI Properties

VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the acquisition of the Margaritaville Resort Casino may not be consummated on the terms or timeframe described herein, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the regulatory approvals required to consummate the transactions; the terms on which the Company finances the transaction, including the source of funds used to finance such transaction; disruptions to the real property and operations of the Margaritaville Resort Casino during the pendency of the closing; risks that the Company may not achieve the benefits contemplated by the acquisition of the real estate assets (including any expected accretion or the amount of any future rent payments); and risks that not all potential risks and liabilities have been identified in the due diligence. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:	Media Contacts:

Investors@viciproperties.com	PR@viciproperties.com
(725) 201-6415	(725) 201-6414
Or	Or
ICR	ICR
Jacques Cornet	Phil Denning and Jason Chudoba
Jacques.Cornet@icrinc.com	Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

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